Exhibit 10.1

TERMINATION AND MUTUAL RELEASE AGREEMENT

This TERMINAITON AND MUTUAL RELEASE AGREEMENT (the “Agreement”) is made and entered by and between Dongsheng International Group Ltd. (the “Investor”) and Antelope Enterprise Holdings Limited (“AEHL”) (each a “Party”, and collectively, the “Parties”) on June 25, 2024 (the “Effective Date”).

RECITALS

WHEREAS, the Investor and AEHL entered into certain standby equity subscription agreement, dated March 25, 2024 (the “Subscription Agreement ”); and

WHEREAS, Section 2.01 of the Subscription Agreement provides that AEHL shall have the right, but not the obligation, to issue to the Investor, and the Investor shall have the obligation to subscribe for, up to 10,000,000 the Class A ordinary shares (the “Advance Shares”) of AEHL, no par value each (the “Ordinary Shares”) at a certain subscription price; and

WHEREAS, Section 9.01 of the Subscription Agreement provides that the Subscription Agreement may be terminated at any time by the mutual written consent of the parties, effective as of the date of such mutual written consent unless otherwise provided in such written consent; and

WHEREAS, AEHL and the Investor desire to terminate the Subscription Agreement as of the Effective Date; and

WHEREAS, the Investor is willing to waive all claims and liabilities against the AEHL in connection with the Subscription Agreement; and

WHEREAS, AEHL is willing to waive all claims and liabilities against the Investor in connection with the Subscription Agreement;

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and incorporating the above “Whereas” clauses in this Agreement, the Parties hereby agree as follows:

1.	Termination of the Subscription Agreement.

1.1. Upon execution of this Agreement, the Parties hereby agree that the Subscription Agreement shall be terminated and such termination shall be effective as of the Effective Date.

2.	Releases.

2.1. Construction. The terms of this Agreement and the exhibits annexed hereto are the result of extensive negotiations between the Parties. Both Parties shall be deemed to have drawn these documents to avoid any negative inference by any court as against the prepared of this document.

2.2. Releases. Upon execution of this Agreement and the documents referenced herein, the following releases shall become effective:

(a). The Investor’s Release. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Investor, as to itself and for and on behalf of its past, present and future parent firms and companies, subsidiaries, divisions, affiliates, predecessors and successors, its present and former principals, members, directors, officers, employees, owners, agents, subrogees, insurers, servants, transferees, successors and assigns, and each of them (“Investor’s Releasors”), hereby and forever releases, acquits and discharges AEHL and its parent firms and companies, subsidiaries, divisions, affiliates, predecessors and successors, its present and former principals, members, directors, officers, employees, owners, agents, subrogees, insurers, servants, attorneys, transferees, successors and assigns, and each of them, of and from any and all actions, causes of action, rights of action, damages, suits, notes, debts, dues, costs, sums of money, obligations, accounts, liabilities, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, losses, damages, judgments, extents, executions, claims, and demands whatsoever, whether known or unknown, liquidated or contingent, foreseeable or unforeseeable, and whether or not alleged or made in law, admiralty or equity, that the Investor’s Releasors have, own or hold, or might have had, owned or held, whether individually, representatively, derivatively or in any other capacity, from the beginning of the world to the Effective Date based on, arising from or relating to the Subscription Agreement.

(b). AEHL’s Release. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, AEHL, for and on behalf of its past, present and future parent firms and companies, subsidiaries, divisions, affiliates, predecessors and successors, its present and former principals, members, directors, officers, employees, owners, agents, subrogees, insurers, servants, attorneys, transferees, successors and assigns, and each of them, (“AEHL Releasors”), hereby and forever releases, acquits and discharges Spartan and its parent firms and companies, subsidiaries, divisions, affiliates, predecessors and successors, its present and former principals, members, directors, officers, employees, owners, agents, subrogees, insurers, servants, attorneys, transferees, successors and assigns, and each of them, of and from any and all actions, causes of action, rights of action, damages, suits, notes, debts, dues, costs, sums of money, obligations, accounts, liabilities, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, losses, damages, judgments, extents, executions, claims, and demands whatsoever, whether known or unknown, liquidated or contingent, foreseeable or unforeseeable, and whether or not alleged or made in law, admiralty or equity, that the AEHL Releasors have, own or hold, or might have had, owned or held, whether individually, representatively, derivatively or in any other capacity, from the beginning of the world to the Effective Date based on, arising from or relating to the Subscription Agreement.

3.	Miscellaneous.

3.1. Binding on Successors. This Agreement and the covenants and conditions contained herein shall apply to, be binding upon and inure to, the administrators, executors, legal representatives, heirs, distributees, successors, agents and assigns of the Parties hereto. However, this Agreement may not be assigned without the written consent of all of the Parties, and any attempted unauthorized assignment shall be null and void.

3.2. Authority. Each of the Parties hereto warrants and represents that they are fully empowered to enter into this Agreement. Any individual signing this Agreement on behalf of a Party represents and warrants that they have full authority to do so.

3.3. Modification. This Agreement may not be modified, changed, or amended or its provisions waived except by a writing signed by all of the Parties hereto.

3.4. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which shall constitute one instrument. This Agreement may be executed by facsimile signature or pdf copy which shall be treated as an original.

3.5. Severability. The Parties agree that if any provision of this Agreement should become inconsistent with present or future law having jurisdiction over and otherwise properly governing the subject matter of the provision, such provision shall be deemed to be rescinded or modified in accordance with any such law and the intention of the Parties. In all other respects, the Parties agree that the other provisions of this Agreement shall continue and remain in full force and effect.

3.6. Governing Law and Venue. The Parties agree that this Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be fully performed therein. Any disputes that arise under this Agreement, will be heard only in the state or federal courts located in the City and County of New York, Borough of Manhattan. The Parties hereto expressly agree to submit themselves to the jurisdiction of the foregoing courts in the City and County of New York, Borough of Manhattan. The Parties hereto expressly waive any rights they may have to contest the jurisdiction, venue or authority of any court sitting in the City and County of New York, Borough of Manhattan. Each Party hereto consents to service of process by federal express or other internationally recognized express courier at the address used in Section 3.9 of this Agreement. Each Party hereto waives its right to trial by jury and the requirement that it post an undertaking in connection with any award of emergency or preliminary relief by a court. In the event any Party hereto files suit, the prevailing party in any such proceeding shall be entitled to recover its reasonable attorneys’ fees and out of pocket expenses.

3.7. Entire Agreement. This Agreement contains the entire agreement between the Parties hereto with respect to the matters referred to herein. No other representations, covenants, undertakings or other prior or contemporaneous agreements, oral or written, respecting such matters, which are not specifically incorporated herein, shall be deemed in any way to exist or bind any of the Parties hereto. The Parties hereto acknowledge that each party has not executed this Agreement in reliance on any such promise, representation, or warranty.

3.8. No Admission of Liability. The Parties recognize that this Agreement is a compromise of disputed claims. Nothing in this Agreement will be considered evidence or as an admission with respect to liability or the truth of any of the allegations made in connection with the Parties’ dispute, whether the allegations are of fact or law.

3.9. Notice. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered to the following addresses by e-mail and personally or by internationally recognized express courier service (cost prepaid) or sent by certified mail, postage prepaid and return receipt requested, and shall be deemed given to a party when received by such party:

(i)	If to the Investor:

Lei Deng

Craigmuir Chambers, Road Town, Tortola

VG 1110, British Virgin Islands

Email:

With a copy to:

(ii)	If to AEHL:

Mr. Edmund Man Hen

Room 1802, Block D, Zhonghai International Center,

Hi-Tech Zone, Chengdu, Sichuan Province, PRC

Email:

With a copy to:

Joan Wu

Hunter Taubman Fischer & Li LLC

950 Third Avenue, 19th Floor

New York, New York 10022

Email: jwu@htflawyers.com

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties agree that this Agreement constitutes their entire agreement, and that they understand its provisions and requirements, and it is entered into voluntarily and in good faith as of the Effective Date.

Dongsheng International Group Ltd.	Antelope Enterprise Holdings Limited

/s/ Lei Deng	/s/ Weilai Zhang

Lei Deng	Weilai Zhang
Director	Chief Executive Officer